Exhibit 99.1

SKYX Reports Record Sales of $58.8 Million for 2023 and Fourth Quarter Record Sales of $22.2 Million as it Continues to Enhance its Market Penetration for Both Retail and Pro Segments

SKYX reports $22.4 million in cash, cash equivalents, restricted cash, available cash, and investments available for sale as of December 31, 2023, as compared to $16.8 million as of December 31, 2022

MIAMI, FL – April 1, 2024 – SKYX Platforms Corp. (NASDAQ: SKYX) (d/b/a SKYX Technologies) (the “Company” or “SKYX”), a highly disruptive platform technology company with 77 pending and issued patents IN THE US and globally and over 60 lighting and home décor websites, with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the Fourth Quarter and Fiscal Year ended December 31, 2023.

SKYX will hold a conference call at 4:30 pm. Eastern time today, April 1, 2024, to discuss the results. See below for dial-in information.

Fourth Quarter 2023 and Subsequent Highlights

●	Generated a record $58.8 million in revenue in 2023, including E-commerce sales, smart home products and advanced plug & play products, as compared to $32,022 in 2022. Generated a record $22.2 million in revenue in the fourth quarter of 2023.

●	Reported $22.4 million in cash, cash equivalents, restricted cash, available cash, and investments available for sale as of December 31, 2023, as compared to $16.8 million as of December 31, 2022.

●	Management believes the Company will become cash flow positive during 2025.

Enhancing Market Penetration to Both Retail and Pro Segments

●	SKYX has started sales to the builder and pro segments and opened over 100 builder and pro accounts during the International Builders’ Show (IBS - NAHB) in Las Vegas.

●	During 2023 SKYX has already shipped its products to thousands of U.S. homes. Products include both advanced and smart home plug & play products. Many orders to homes included multiple units.

●	SKYX expects its product to be in tens of thousands of homes during this calendar year.

●	SKYX has begun selling to the Canadian market.

●	Company continues to enhance market penetration of its advanced and smart platform technology product to both retail and pro segments through its e-commerce platform of over 60 websites for lighting and home décor.

●	The Company entered into an agreement to supply approximately 1,000 homes with its advanced smart home platform technologies and is expected to deliver approximately 30,000 units representing a variety of its advanced and smart platform technology products to the developer’s upcoming projects.

●	The Company has won 7 CES (Consumer Electronics Show) Awards including most recently two awards for its “All-In-One” Third Generation SKYX Platform.

Key Collaborations with U.S. and World Leading Companies

●	SKYX and General Electric (GE) signed a 5-year global licensing partnership agreement to license SKYX’s patented advanced and smart home platform technologies, including its ceiling outlet/receptacle related products as well as its all-in-one smart home platform technology.

●	Announced a collaboration with world leading lighting Company Kichler, which will include SKYX advanced smart and standard products for online, retail, and professional channels.

●	Announced a collaboration with U.S. leading lighting manufacturer Quoizel a U.S. leading lighting manufacturer for nearly 100 years, which will include SKYX advanced smart and standard products for online, retail, and professional channels.

●	Announced a collaboration with U.S. leading elegant lighting company Golden Lighting, which will include SKYX advanced smart and standard products for online, retail, and professional channels.

●	The Company entered into an agreement to supply approximately 1,000 homes with its advanced smart home platform technologies and is expected to deliver approximately 30,000 units representing a variety of its advanced and smart platform technology products to the developer’s upcoming projects.

Safety Mandatory Filing

●	The Company has filed for a mandatory safety standardization with the National Electrical Code (NEC) for its ceiling outlet receptacle for ceilings in homes and buildings with SKYX’s code team led by Mark Earley, former head of the National Electrical Code (NEC), and Eric Jacobson, former President and CEO of the American Lighting Association (ALA). Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries.

Safety Standardization Highlights

The Company filed for mandatory safety standardization with the National Electrical Code (NEC) for its ceiling outlet receptacle for ceilings in homes and buildings.

Management believes that after over 12 years of its standardization process including its product specification approval voting for by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturing Association), it has met the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings. In the past 12 years, the Company’s product was voted into 10 segments in the NEC Code Book. Voting decisions are at the discretion of the NEC voting members.

2023 Financial Results

Revenue in 2023 increased to a record $58.8 million – including record fourth quarter sales of $22.2 million which were realized in the fourth quarter – including E-commerce sales, smart home products and advanced plug & play products

Gross profit in 2023 increased to $18.0 million, or 31% of revenue. Gross profit was positively impacted by the gross profit from the acquisition of the Belami E-commerce platform, which contained over 60 websites for lighting and home décor.

Cash, cash equivalents, restricted cash, available cash, and investments available for sale amounted to $22.4 million, as of December 31, 2023, as compared to $16.8 million as of December 31, 2022.

Cash used in operating activities for 2023, amounted to $12.9 million, as compared to $13.8 million in 2022.

Sales and marketing expenses amounted to $20.1 million in 2023, compared to $18.8 million in 2022.

Net cash loss before interest, taxes, depreciation, and amortization, as adjusted for share-based payments (“adjusted EBITDA”), a non-GAAP measure, amounted to $15.2 million, in addition to a non-cash basis loss of $24.5 million, amounted to a net loss of $39.7 million, or $(0.45) per share, in 2023, as compared to adjusted EBITDA loss of $11.6 million, in addition to a non-cash basis loss of $15.4 million, amounted to a net loss of $27.0 million, or $(0.40) per share, in 2022.

The Company’s annual report on Form 10-K will be filed with the SEC and will be made available on the Company’s investor relations website: https://ir.skyplug.com/sec-filings/.

Management Commentary

Our year ended December 31, 2023, was highlighted by our first two full quarters of significant revenue, including sales and rollout of our advanced ceiling smart and standard plug & play platform products on many leading U.S. and Canadian websites. We believe we have accelerated our cadence of sales with a robust gross margin profile, notably managing the cash burn of SKYX. Our e-commerce platform with over 60 websites is expected to provide additional cash flow to the Company, which, when combined with our existing cash, we anticipate will be sufficient for 18 months of operations. Management believes that the Company will become cash flow positive during 2025.

We are encouraged with our path to the builder/commercial segments, large online and brick-and-mortar retail partners as well as to realizing incremental licensing, subscription, and data aggregation revenue that we believe will assist in paving the way for our standardization efforts.

Additionally, our e-commerce website platform enhances the acceleration of marketing, distribution channels, collaborations, and sales to both professional and retail segments. Some of our 60 websites that include the Company’s advanced ceiling smart and standard plug and play products are: 1stoplighting.com, Lightingdesignexperts.com, Canadalightingexperts.com, Americanlightingstore.com, Homeclick.com, and Lunawarehouse.com among others. The websites include banners, videos, and educational materials regarding the simplicity, cost savings, timesaving, and lifesaving aspects of the Company’s patented technologies.

Conference Call

SKYX management will host a conference call today, April 1, 2024, to discuss these results, followed by a question-and-answer session.

Date: Monday, April 1, 2024

Time: 4:30 p.m. Eastern time

U.S./Canada Dial-in: 1-877-269-7751

International Dial-in: 1-201-389-0908

Conference ID: 13745506

Webcast: SKYX Q4 2023 Webcast

SKYX Participating Members Will Include:

●	Rani Kohen, Founder and Executive Chairman

●	Steve Schmidt, President (Former President of Office Depot International and former CEO of Nielsen Data Corporation)

●	Lenny Sokolow, Co-CEO

●	Marc Boisseau, CFO

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard. SKYX has a series of highly disruptive advanced-safe-smart platform technologies, with over 77 U.S. and global patents and patent pending applications. Additionally, the Company owns over 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com/ or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with third-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating the Company’s business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of the Company’s core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure. Investors should not rely on any single financial measure to evaluate the Company’s business.

Investor Relations Contact:

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com

SKYX Platforms Corp.

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$16,810,983	$6,720,543
Restricted cash	2,750,000	—
Account receivable, net	3,384,976	—
Investments, available-for-sale	—	7,373,956
Inventory	3,425,734	1,923,540
Deferred cost of revenues	224,445	—
Prepaid expenses and other assets	721,717	311,618
Total current assets	27,317,855	16,329,657

Long-term assets:
Furniture and equipment, net	436,587	215,998
Restricted cash	2,869,270	2,741,054
Right of use assets	21,214,652	23,045,293
Intangibles, definite life	8,141,032	662,802
Goodwill	16,157,000	—
Other assets	204,807	182,306
Total long-term assets	49,023,348	26,847,453

Total Assets	$76,341,203	$43,177,110

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$12,388,475	$1,949,823
Notes payable, current	5,724,129	405,931
Operating lease liabilities, current	1,898,428	1,130,624
Royalty obligations, current	800,000	2,638,000
Consideration payable	730,999	—
Deferred revenues	1,475,519	—
Convertible notes, current related parties	825,000	950,000
Convertible notes, current	350,000	350,000

Total current liabilities	24,192,550	7,424,378

Long term liabilities:
Long term accrued expenses	744,953	—
Notes payable	1,016,924	4,867,004
Consideration payable	3,038,430	—
Operating lease liabilities	22,267,558	22,758,496
Convertible notes	5,758,778	—
Royalty obligations	3,100,000	—
Total long-term liabilities	35,926,643	27,625,500

Total liabilities	60,119,193	35,049,878

Commitments and Contingent Liabilities:	—	—
Redeemable preferred stock - subject to redemption: $0 par value; 0 and 20,000,000 shares authorized; 0 and 880,400 and 12,376,536 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	220,099

Stockholders’ Equity (Deficit):
Common stock and additional paid-in capital: $0 par value, 500,000,000 shares authorized; 93,473,433 and 82,907,541 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	162,025,024	114,039,638
Accumulated deficit	(145,803,014)	(106,070,358)
Accumulated other comprehensive loss	—	(62,147)
Total stockholders’ equity (deficit)	16,222,010	7,907,133
Non-controlling interest	—	—
Total equity (deficit)	16,222,010	7,907,133

Total Liabilities and Stockholders’ Equity (Deficit)	$76,341,203	$43,177,110

SKYX Platforms Corp.

Consolidated Statements of Operations and Comprehensive Loss

	Year ended December 31,
	2023	2022
Revenue	$58,785,762	$32,022
Cost of revenues	40,749,913	18,913
Gross profit (loss)	18,035,849	13,109

Selling and marketing expenses	18,805,069	7,991,487
General and administrative expenses-related party	—	248,215
General and administrative expenses	37,055,986	18,398,589
Total expenses, net	55,861,055	26,638,291

Loss from operations	(37,825,206)	(26,625,182)
Other income / (expense)
Interest expense, net	(3,109,307)	(589,009)
Gain on extinguishment of debt	1,201,857	178,250
Other income	-
Total other expense, net	(1,907,450)	(410,759)

Net loss	(39,732,656)	(27,035,941)

Common stock issued pursuant to antidilutive provisions	—	4,691,022
Non-controlling interest	—	35,442
Preferred dividends	—	38,055
Net loss attributed to common stockholders	$(39,732,656)	$(31,800,460)

Other comprehensive loss:
Unrealized loss on debt securities	62,147	(62,147)
Net comprehensive loss attributed to common stockholders	$(39,670,509)	$(31,862,607)

Net loss per share - basic and diluted	$(0.45)	$(0.40)

Weighted average number of common shares outstanding – basic and diluted	88,370,852	79,492,181

SKYX Platforms Corp.

Consolidated Statements of Cash Flows

	For the twelve months ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(39,732,656)	$(27,035,941)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,885,856	883,231
Amortization of debt discount	1,365,789	—
Gain on forgiveness of debt	(1,201,857)	(178,250)
Share-based payments	17,977,252	13,959,796

Change in operating assets and liabilities:
Inventory	283,911	(1,004,889)
Accounts receivable	(863,217)	—
Prepaid expenses and other assets	(218,127)	(270,600)
Deferred charges	1,258,636	—
Deferred revenues	(453,514)	—
Operating lease liabilities	(687,849)	(109,895)
Accretion operating lease liabilities	890,474	377,748
Other assets	—	(180,132)
Royalty obligation	1,262,000	(1,200,000)
Consideration payable	—	—
Accounts payable and accrued expenses	4,235,229	920,486

Net cash used in operating activities	(12,998,073)	(13,838,446)

Cash flows from investing activities:
Purchase of debt securities	(136,033)	(7,436,103)
Proceeds from disposition of debt securities	7,572,136	—
Acquisition, net of cash acquired	(4,206,200)	—
Purchase of property and equipment	10,194	(312,689)
Payment of patent costs and other intangibles	—	(307,625)
Net cash provided by (used in) investing activities	3,240,097	(8,056,417)

Cash flows from financing activities:
Proceeds from issuance of common stock- offerings	9,820,846	23,100,000
Placement cost	(530,989)	(2,548,000)
Proceeds from exercise of options and warrants	—	862,301
Proceeds from line of credit	6,500,000	—
Proceeds from issuance of convertible notes	10,350,000	—
Dividends paid	—	(38,055)
Principal repayments of notes payable	(3,413,225)	(446,035)
Net cash provided by financing activities	22,726,632	20,930,211

Change in cash and cash equivalents, and restricted cash	12,968,656	(964,652)
Cash, cash equivalents and restricted cash at beginning of year	9,461,597	10,426,249
Cash, cash equivalents and restricted cash at end of year	$22,430,253	$9,461,597

Supplementary disclosure of non-cash financing activities:
Preferred stock conversion to common	$220,100	$3,094,134
Business acquisition:
Assets acquiring excluding identifiable intangible assets and goodwill and cash	7,090,094	—
Liabilities assumed and consideration payable	19,755,903	—
Identifiable intangible assets and goodwill	19,993,525	—
Debt discount	5,569,978
Common stock issued pursuant to antidilutive provisions	—	4,691,022
Fair value of shares issued pursuant to acquisition	7,327,716
Common stock pursuant to extinguishment of debt	2,040,231	—
Right-of-use assets and operating lease liabilities	—	23,621,267
Cash paid during period for:
Interest	$1,094,458	$303,957
Taxes	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

Reconciliation of EBITDA, as adjusted, to Net Loss

	For the year ended December 31,
	2023	2022
Net loss	$(39,732,656)	$(27,035,941)
Share-based payments	17,977,252	13,959,795
Interest expense	3,109,307	589,009
Depreciation, amortization	2,885,856	883,231
Transaction costs	516,601	-
EBITDA, as adjusted	$(15,283,640)	$(11,603,906)